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Exhibit 99.1

            KAMAN REPORTS FIRST QUARTER 2003 RESULTS

BLOOMFIELD, Connecticut (April 15, 2003) - Kaman Corp.
(NASDAQ:KAMNA) today reported financial results for the first quarter ended March 31, 2003.

Net earnings for the first quarter were $14.0 million, or $0.60 per share diluted, compared to $5.3 million, or $0.24 cents per share diluted, the previous year. First quarter 2003 results include an after-tax gain of $10.1 million, or $0.45 on a per share basis, from the sale of the company's Electromagnetics Development Center (EDC) in January. Net sales for the first quarter were $216.0 million, compared to $223.1 million in the 2002 quarter.

Paul R. Kuhn, chairman, president and chief executive officer, said, "While continuing economic uncertainty, war concerns, and rising energy costs impacted all of our businesses to varying degrees during the first quarter, as discussed below, I believe our practice of conservative financial management and the application of lean-thinking principles throughout the company have helped us weather these circumstances. We have taken advantage of this period of economic uncertainty by selectively acquiring businesses over the past 18 months that are already contributing and will increasingly help each of our segments as the economy eventually improves. We also divested two non-core elements of the business, including EDC, that were no longer considered strategic assets."

REPORT BY SEGMENT

Aerospace Segment

First quarter operating profits for the segment were $7.2 million (including the effect of $700 thousand in ongoing relocation and recertification costs related to the Moosup, Conn. plant closure), compared to $9.2 million last year. Sales for the quarter were $61.7 million, including $7.1 million from acquisitions made during the past year, compared to $75.6 million in the 2002 first quarter, which included sales of $6.8 million from the two divested activities.

Kuhn said, "The Aerospace segment continued to be affected by weakness in its aviation markets. The production void being generated by the winding down of the New Zealand and Australian helicopter programs has been worsened by continued softening in the commercial aerospace market and the absence of new helicopter production orders. As a result of the lower production levels, which continued through the first quarter, overhead expenditures are being absorbed at higher rates by active programs, which is

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resulting in higher costs and lower profitability for these programs."

As previously reported, this condition has necessitated significant measures that are being taken to sustain the Aerospace segment through these difficult economic conditions as well as to prepare the company for future growth. The segment has reduced its staff and taken other cost-cutting measures in an attempt to bring operating overheads in line with a lower revenue base. These actions will continue, along with the previously announced closure of the company's oldest and least efficient facility in Moosup, Conn. and relocation of that work to other Kaman facilities.

Helicopter Programs

Sales generated by the SH-2G Super Seasprite and K-MAX helicopter programs, including spare parts and sales support, totaled $17.7 million in the first quarter, compared to $24.5 million in the period last year. This represented approximately 29 percent of segment sales for the quarter, compared to approximately 33 percent a year ago. These results reflect reduced revenues from the SH-2G helicopter programs as the New Zealand program is now essentially completed and the Australia program is in its later stages. In addition, there were no sales or leases of K-MAX helicopters entered into during the quarter.

Ten of the eleven aircraft comprising the Australian SH-2G program are substantially complete; the eleventh aircraft has been retained at the company for test purposes. As previously reported, all of the aircraft lack the full Integrated Tactical Avionics System (ITAS) software and this element of the program is in the process of completion. The company and the Royal Australian Navy (RAN) have agreed on a plan for phased acceptance of the aircraft and the completion of aircraft deliveries. Under the agreement, phased acceptance is contingent upon the RAN's satisfaction with the company's progress with respect to certain important project milestones during 2003. The company continues to expect that the software will be fully completed, installed and operational on all of the Australian aircraft by the end of 2004.

The company continues work on a smaller program involving four SH-2G helicopters granted by the U.S. government to Poland for deployment aboard two Polish frigates. These aircraft were previously in service with the U.S. Navy Reserves. The program involves reactivation of the four aircraft, training, and logistics support, including delivery of initial spare components. Reactivation of two of the aircraft was completed in the fourth quarter of 2002, and these aircraft have been shipped to Poland. The balance of the program is scheduled for


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completion by the third quarter of 2003.  The company is actively pursuing other opportunities for the SH-2G in the international defense market.

Aircraft Structures and Components

First quarter aircraft structures and components sales were $32.2 million, compared to $35.0 million in the period a year ago.
This business contributed approximately 52 percent of the Aerospace segment's sales in the first quarter, compared to approximately 46 percent a year ago.

Aerostructure subcontract work involves commercial and military aircraft programs. Current programs include production of assemblies such as wing structures and other parts for virtually all Boeing commercial aircraft and the C-17 military transport.

Helicopter subcontract work involves commercial helicopter programs. Current programs include multi-year contracts for production of fuselages and rotor systems for various MD Helicopters, Inc. (MDHI) aircraft. Total orders received from MDHI are running at significantly lower rates than originally anticipated. The company has developed a large investment in these contracts (including receivables, start-up costs, and other program expenditures) and has experienced difficulty with receipt of payments from MDHI. The company is concerned about this exposure and is working with MDHI in an effort to address their payment issues.

The company's Kamatics specialty bearing business, a separate component of the Aerospace segment, was also impacted by the commercial and regional aircraft downturn, but that was offset to a significant degree by increases in commercial aftermarket and military programs. The company strengthened its presence in the European market last year with the acquisition of RWG Frankenjura, a German specialty bearing company. Its largest customer is Airbus Industrie.

Advanced Technology Products

Sales of the company's advanced technology products in the first quarter were $11.8 million, compared to $16.1 million a year ago. The business accounted for approximately 19 percent of Aerospace segment sales, compared to 21 percent a year ago. The 2002 first quarter sales included $4.9 million from the Electromagnetics Development Center, which the company sold in January 2003.

The company manufactures a mix of products for military and commercial markets, including safe, arm and fuzing devices for a number of major missile and bomb programs; and precision measuring systems, mass memory systems and electro-optic systems.


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The advanced technology products area is expected to benefit from increased defense spending as materiel used in the war in Iraq is replenished.

The company's Kaman Dayron operation, acquired in July 2002, manufactures fuzes for a variety of munitions programs, and has the contract to develop a fuze for the U. S. Air Force and Navy Joint Programmable Fuze (JPF) program. As a result of qualification test results received during the first quarter of 2003, the company is evaluating the need for certain changes to the fuze and its production process. The customer has also requested incorporation of a modification and the company currently expects to complete any changes and resume final qualification testing by early in the third quarter of 2003.

Industrial Distribution

First quarter operating profits for the Industrial Distribution segment were $2.8 million, compared to $2.6 million in the 2002 period. Sales were $120.3 million in the first quarter, including $1.3 million from an acquisition made in March 2002, compared to $117.4 million a year ago.

Kuhn said, "The Industrial Distribution segment's quarterly performance was consistent with our expectations. The broad sectors of American industry served by the segment continued to be affected by the uncertain economic environment, and that has held customer spending down in the quarter."

Pricing pressures continue to reflect the highly competitive nature of this business. The industry's practice of providing vendor incentives continues to be an important contributor to the segment's operating profits.

Music Distribution

Music Distribution's first quarter operating profit was $1.8 million, compared to $1.4 million in the year-ago period. Sales for the quarter were $34.0 million, including $4.0 million from an acquisition made in October 2002, compared to $30.1 million a year ago.

Kuhn said, "Considering all of the problems affecting the economy, the Music Distribution segment had reasonably good sales and profits for the quarter. The Latin Percussion acquisition has been fully integrated into Kaman Music and it is already making solid contributions to our sales and earnings. Music's internet-based direct order entry program, kmconline.com, is gaining in popularity with our retail customers by helping them reduce inventory costs and enhance service to their customers."



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Concluding Remark

"For the company overall," Kuhn concluded, "the business climate has not improved as many had hoped, and we now have the additional factor of the nation's response to the war and its effects to consider. While we will continue to operate conservatively, which is our tradition, we will also aggressively seek out business opportunities in the form of new programs and selective acquisitions."

Forward-Looking Statements
--------------------------
This report contains forward-looking information relating to the corporation's business and prospects, including the SH-2G and K-MAX helicopter programs, aerostructures and helicopter subcontract programs and components, advanced technology products, including fuzes for the JPF program, the industrial and music distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions and thereafter contract negotiations with government authorities, including foreign governments; 2) political developments in countries where the corporation intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, including industry consolidation in the United States and global economic conditions; 5) attainment of remaining project milestones and satisfactory completion of the Australian SH-2G(A) program; 6) recovery of the corporation's investment in the MD Helicopters, Inc. contracts; 7) actual costs for moving equipment and recertifying products and processes in connection with phase out of the Moosup, Connecticut facility; 8) JPF program final qualification test results and receipt of production orders; 9) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead; 10) successful sale or lease of existing K-MAX inventory; 11) profitable integration of acquired businesses into the company's operations; 12) U.S. industrial production levels; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) effects of the war in Iraq; and 16) currency exchange rates, taxes, changes in laws and regulations, inflation rates, general business conditions and other factors. Any forward-looking information should be considered with these factors in mind.
                                 ###

Contact: Russell H. Jones, Vice President & Treasurer
(860) 243-6307
rhj-corp@kaman.com

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               KAMAN CORPORATION AND SUBSIDIARIES
         Condensed Consolidated Statements of Operations
             (In thousands except per share amounts)

                                           For the Three Months
                                              Ended March 31,

                                           2003           2002
-----------------------------------------------------------------
Net sales                                $ 216,010     $ 223,093
Costs and expenses:
     Cost of sales                         159,956       162,683
     Selling, general and
       administrative expense               49,137        51,407
     Other operating (income) /
       expense, net                           (273)         (270)
     Interest expense, net                     768           446
     Gain on sale of product line
       and other assets                    (16,849)            -
     Other expense, net                        405           216
-----------------------------------------------------------------
                                           193,144       214,482
-----------------------------------------------------------------
Earnings before income taxes                22,866         8,611
Income taxes                                 8,900         3,270
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Net earnings                             $  13,966     $   5,341
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Net earnings per share:
     Basic                               $     .62     $     .24
     Diluted                             $     .60     $     .24
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Average shares outstanding
     Basic                                  22,495        22,328
     Diluted                                23,480        23,568
Dividends declared per share             $     .11     $     .11














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               KAMAN CORPORATION AND SUBSIDIARIES
                       Segment Information
                          (In thousands)

                                             For the Three Months
                                                Ended March 31,

                                             2003          2002
-----------------------------------------------------------------
Net sales:

  Aerospace                              $   61,724    $  75,601
  Industrial Distribution                   120,266      117,441
  Music Distribution                         34,020       30,051
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                                         $  216,010    $ 223,093
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Operating profit:

  Aerospace                              $     7,210   $   9,150
  Industrial Distribution                      2,797       2,593
  Music Distribution                           1,847       1,355
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                                              11,854      13,098
Interest, corporate and
  other expense, net (1)                      (5,837)     (4,487)

Gain on sale of product line
  and other assets                            16,849           -
-----------------------------------------------------------------

Earnings before income taxes             $    22,866  $    8,611
-----------------------------------------------------------------

(1) "Interest, corporate and other expense, net" increased for the three months ended March 31, 2003 primarily due to a reduction in group insurance liabilities in 2002, which did not recur in 2003, and an increase in net interest expense, partially offset by lower stock appreciation rights expense.

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               KAMAN CORPORATION AND SUBSIDIARIES
              Condensed Consolidated Balance Sheets
                         (In thousands)

                                      March 31,      December 31,
                                        2003             2002
-----------------------------------------------------------------
Assets
Current assets:
     Cash and cash equivalents         $  8,224      $     5,571
     Accounts receivable, net           217,515          195,857
     Inventories                        170,493          164,715
     Income taxes receivable                  -            5,192
     Deferred income taxes               28,459           28,450
     Other current assets                13,762           14,460
-----------------------------------------------------------------
     Total current assets               438,453          414,245
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Property, plant and equipment, net       54,097           61,635
Goodwill and other intangible assets     49,987           50,994
Other assets                              8,610            8,666
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                                      $ 551,147      $   535,540
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Liabilities and shareholders' equity
Current liabilities:
     Notes payable                    $  12,233      $    10,307
     Accounts payable                    52,981           46,664
     Accrued contract loss               26,758           26,674
     Accrued restructuring costs          7,514            7,594
     Other accrued liabilities           20,947           23,583
     Advances on contracts               20,792           22,318
     Other current liabilities           20,289           19,954
     Income taxes payable                 5,260                -
-----------------------------------------------------------------
     Total current liabilities          166,774          157,094
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Long-term debt, excluding current
   portion                               54,235           60,132
Other long-term liabilities              26,314           26,367
Shareholders' equity                    303,824          291,947
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                                      $ 551,147       $  535,540







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               KAMAN CORPORATION AND SUBSIDIARIES
         Condensed Consolidated Statements of Cash Flows
                          (In thousands)

                                             For the Three Months
                                                 Ended March 31,
-----------------------------------------------------------------
                                                 2003       2002
Cash flows from operating activities:

     Net earnings                           $  13,966   $  5,341
     Depreciation and amortization              2,626      2,760
     Net gain on sale of product line
       and other assets                       (16,849)         -
     Other, net                                   191        896
     Changes in current assets and liabilities,
       excluding effects of divestiture:
         Accounts receivable                  (24,209)   (21,565)
         Inventory                             (7,108)     5,166
         Income taxes receivable                5,192          -
         Accounts payable                       6,393     (7,849)
         Advances on contracts                   (747)     2,069
         Income taxes payable                   5,260      2,296
         Changes in other current assets
           and liabilities                     (1,510)    (5,779)
-----------------------------------------------------------------
           Cash provided by (used in)
             operating activities             (16,795)    16,665)
-----------------------------------------------------------------
Cash flows from investing activities:

     Proceeds from sale of product line
       and other assets                        28,021          -
     Expenditures for property, plant &
       equipment                               (1,789)    (1,361)
     Acquisition of business, less cash
       acquired                                     -     (1,724)
     Other, net                                  (461)       (41)
-----------------------------------------------------------------
        Cash provided by (used in) investing
          activities                           25,771     (3,126)
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Cash flows from financing activities:

     Changes to notes payable                   1,926        238
     Reductions to long-term debt              (5,897)    (1,660)
     Dividends paid                            (2,471)    (2,451)
     Purchases of treasury stock                 (205)         -
     Proceeds from sale of stock                  324        438
-----------------------------------------------------------------
          Cash provided by (used in)
            financing activities               (6,323)    (3,435)
-----------------------------------------------------------------
Net increase (decrease) in cash and
  cash equivalents                              2,653    (23,226)

Cash and cash equivalents at
  beginning of period                           5,571     30,834
-----------------------------------------------------------------

Cash and cash equivalents at
  end of period                             $   8,224   $  7,608
-----------------------------------------------------------------

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